                                           EXHIBIT 11


                                COMPUTATION OF PER SHARE EARNINGS
                              (In thousands, except per share data)
                                                        Three Months Ended   Nine Months Ended
                                                           December 31,        December 31,
Primary Per Share Earnings (Loss)                         1995      1994      1995      1994


Average shares outstanding during period                 19,880    19,852    19,878    19,621
                                                        =======   =======   =======   =======




Net income (loss)                                       $(1,165)  $   233   $(2,463)  $ 1,006

Undeclared cumulative dividends on
  preferred stock                                          (348)     (516)     (994)   (1,548)

Excess carrying amount and cumulative undeclared
  dividends of Preferred Stock over consideration             -         -     4,954         -

Net income (loss) applicable to common shares           $(1,513)  $   283   $ 1,497   $  (542)
                                                        =======   =======   =======   =======




Primary earnings (loss) per common and common equivalent share:

  Net income (loss) per common and common               $  (.08)  $  (.01)  $   .08   $  (.03)
    equivalent share                                    =======   =======   =======   =======























                                              -12-

                                           EXHIBIT 11


                           COMPUTATION OF PER SHARE EARNINGS (Cont'd)
                              (In thousands, except per share data)
                                                        Three Months Ended   Nine Months Ended
                                                           December 31,        December 31,
Fully Diluted Per Share Earnings                          1995      1994      1995      1994


Average shares outstanding during period                 19,880    19,852    19,878    19,621

Dilutive effect of convertible securities computed by the "if converted" method:

  Series A preferred stock                                  338       358       338       358
  Series B & C preferred stock                            9,931    18,309     9,931    18,309

                                                         30,149    38,519    30,147    38,288
                                                        =======   =======   =======   =======




Net income (loss)                                       $(1,165)  $   233   $(2,463)  $ 1,006

Excess carrying amount and cumulative undeclared
  dividends of Preferred Stock over consideration             -         -     4,954         -

Net income (loss) applicable to common shares           $(1,165)  $   233   $ 2,491   $ 1,006
                                                        =======   =======   =======   =======




Fully diluted earnings (loss) per common and common equivalent share:

    Net income (loss) per common and common             $  (.04)  $   .01   $   .08   $   .03
      equivalent share                                  =======   =======   =======   =======

















                                              -13-